Exhibit 5.1

April 19, 2010

Board of Directors
Verecloud, Inc.
6560 South Greenwood Plaza Blvd, Number 400
Englewood, Colorado 80111

Ladies and Gentlemen:

We are acting as special counsel to Verecloud, Inc., a Nevada corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-1, including any amendments thereto (the "Registration Statement"). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 14,080,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share.  This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company's Articles of Incorporation and Bylaws, as amended, and the resolutions of the Board of Directors authorizing the issuance of the Shares.  We have assumed that: (i) all factual information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; and (v) each natural person signing any document that we have reviewed had the legal capacity to do so.

We advise that we are admitted to practice law in the State of Nevada, and our opinion herein is expressly limited to the general corporate laws of the State of Nevada as in effect as of the date hereof   We do not purport to be experts on or to render any opinion as to legal matters that are subject to or governed by the laws of any other jurisdiction.

Based upon the foregoing, and in reliance thereon,  it is our opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP
Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200 | Denver, CO 80202-4432 Brownstein Hyatt Farber Schreck, LLP | bhfs.com	303.223.1100 tel 303.223.1111 fax